EXHIBIT 10.3

stock restrictionS Agreement

This Stock Restriction Agreement (this “Agreement”) is made as of [________], 2021 (the “Effective Date”), by and between [Corporation] a Delaware corporation (the “Company”) and [____________] (“Stockholder”).

Recitals

A.       Stockholder has subscribed to purchase [______] shares (the “Shares”) of the Company’s common stock, par value [$0.0001] per share (“Common Stock”) on even date herewith (the “Equity Purchase”) pursuant to the terms and conditions of that certain Stock Option Grant Agreement (Early Exercise) dated as of [___________, 2021] (the “Original Agreement”);

B.       In connection with the Equity Purchase, Stockholder is willing to subject the Shares (such shares, the “Restricted Stock”) to the restrictions in this Agreement.

Agreement

Now, Therefore, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree to the following provisions of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Heat Biologics, Inc. 2021 Subsidiaries Stock Incentive Plan (the “Plan”).

1.       Repurchase Option.

(a)       Repurchase Right. In the event Stockholder’s ceases to be in “Continuous Service” (as defined in the Original Agreement) for any reason (including death or disability), then the Company shall have an irrevocable option (“Repurchase Option”), for a period of ninety (90) days following the later of the date that the option under the Original Agreement was exercised or the date of such cessation of Continuous Service, or such longer period as may be agreed to by the Company and Stockholder, to repurchase from Stockholder or Stockholder’s personal representative, as the case may be:

(i)       at a purchase price per share equal to the Exercise Price specified in the Original Agreement (the “Unvested Option Price”), all or a portion of the shares of Restricted Stock that have not vested in accordance with the provisions of the Original Agreement (the “Unvested Shares”) as of such termination date.

(ii)       at a purchase price equal to the fair market value per share of Company Stock (the “Vested Option Price” and together with the Unvested Option Price, the “Applicable Option Price”), all or a portion of the shares of Restricted Stock that have vested in accordance with the provisions of the Original Agreement (the “Vested Shares”) as of such termination date; provided, however, that if Stockholder’s Continuous Service is terminated for “Cause” (as defined in the Plan), then the purchase price per share under this Section 1(a)(ii) shall be equal to the lesser of the fair market value per share of Company Stock or the Unvested Option Price. The fair market value per share of Company Stock as of any date shall be established by an independent valuation firm selected in good faith by the Company’s Board. The Company shall bear all expenses of such valuation firm.

Stockholder hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the Shares, whether vested or unvested, at any time.

(b)       Exercise of Repurchase Option. The Repurchase Option may be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in Section 11(a). Such notice will identify the number of Shares to be purchased and will notify Stockholder of the time, place and date for settlement of such purchase, which will be scheduled by the Company within the term of the Repurchase Option set forth in Section 1(a) above. Subject to Section 8, the Company will pay for any Shares purchased pursuant to its Repurchase Option in a single cash payment. If the Company is precluded pursuant to Section 8 from paying the purchasing the Restricted Stock in a single cash sum, the Company will provide Stockholder a promissory note providing for payment of the Applicable Option Price over a term of not more than twenty-four (24) months with interest at a rate as set forth in Section 8. Upon delivery of such notice and payment of the purchase price (or delivery of such promissory note), the Company will become the legal and beneficial owner of the Shares being repurchased and all rights and interest in such Shares, and the Company will have the right to transfer to its own name the Shares being repurchased by the Company, without further action by Stockholder.

(c)       Shareholder Rights. Until the Shares become Vested Shares, they shall be held physically by the Company or in book entry form on the Company’s records. Except as otherwise provided in this Agreement or the Original Agreement, Stockholder shall have all the rights of a shareholder of Common Stock with respect to the Shares (whether vested or not) including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that such dividends and other distributions shall be retained by the Company for Stockholder’s account and for delivery to Stockholder, together with the stock certificate or certificates representing such Shares, as and when the Shares to which such dividends relate become Vested Shares.

2.       Limitations on Transfer; Right of First Refusal.

(a)       General. In addition to any other limitation on transfer created by applicable securities laws, Stockholder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Unvested Shares while such Unvested Shares are subject to the Repurchase Option. After any Unvested Shares have become Vested Shares, Stockholder will not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions in this Agreement, the Original Agreement, the Bylaws, and the provisions of applicable securities laws.

(b)       Right of First Refusal. The Stockholder shall not transfer any of the Vested Shares, except by a transfer that meets the following requirements:

(i)       Notice Requirement. If at any time Stockholder proposes to sell or otherwise transfer or assign for cash, cash equivalents or any other form of consideration (including a promissory note) pursuant to a bona fide offer from any third party all or some of the Vested Shares (the “Offered Shares”), Stockholder shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee(s) and state the number of Shares to be transferred, the price per Share and all other material terms and conditions of the transfer.

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(ii)       Company Purchase. For fifteen (15) days following its receipt of such Transfer Notice, the Company shall have the right to purchase all or any lesser part of the Offered Shares at the price and upon the terms and conditions set forth in the Transfer Notice. In the event the Company elects to purchase all or any lesser part of the Offered Shares, it shall give written notice of its election to Stockholder within such 15-day period, and the settlement of the sale on such Offered Shares shall be made as provided below in Section 2(b)(iii) of this Agreement.

(iii)       Settlement. If the Company elects to acquire all or any lesser part of the Offered Shares, the Company shall so notify Stockholder, and settlement shall be made at the principal office of the Company in cash within thirty (30) days after the Company receives the Transfer Notice; provided, however, if the terms of payment set forth in Stockholder's Transfer Notice were other than cash against delivery, the Company may pay for such Offered Shares on the same terms and conditions set forth in the Transfer Notice.

(iv)       Sales Free of Restrictions. If the Company does not elect to purchase all of the Offered Shares, Stockholder may, not sooner than fifteen (15) or later than sixty (60) days following the Company’s receipt of the Transfer Notice, enter into an agreement providing for the closing of the transfer of the Offered Shares covered by the Transfer Notice within thirty (30) days of the date such agreement is entered into on the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on different terms and conditions than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Shares, shall again be subject to the right of first refusal of the Company and shall require compliance by Stockholder with the procedures described in this Section 2(b).

(v)       Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 2(b): (A) Stockholder’s transfer of any or all of the Shares, either during Stockholder’s lifetime or on death by will or the laws of descent and distribution, to one or more members of Stockholder’s immediate family, to a trust for the exclusive benefit of Stockholder or such immediate family members, to any other entity owned exclusively by Stockholder or such immediate family members, or to any combination thereof (each, a “Permitted Transferee”); provided, however, that no transfers made pursuant to any divorce or separation proceedings or settlements shall be exempt from this Section 2. “Immediate family” shall mean spouse (including, without limitation, any domestic partner or partner by virtue of same-sex marriage and/or civil union), children, grandchildren, parents or siblings of Stockholder, including in each case adoptive relations; or (B) any transfer pursuant to a registration statement filed by the Company with the Securities and Exchange Commission. Notwithstanding anything to the contrary contained elsewhere in this Section 2, except with respect to a transfer pursuant to Section 2(b)(v)(B), any proposed transferee or Permitted Transferee of Stockholder shall receive and hold such stock subject to the provisions of this Agreement, and, as a condition of such transfer, shall deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. There shall be no subsequent transfer of such stock except in accordance with this Section 2.

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(vi)       Compliance. In the event of a conflict between this Agreement and the Bylaws containing a preexisting right of first refusal, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed compliance with this Section 2.

(vii)       Effect of Prohibited Transfer. The Company shall not be required to (A) transfer on its books any of the Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement or (B) treat as owner of such Shares or to pay dividends or other distributions to any transferee to whom any such Shares shall have been so sold or transferred.

3. Drag-Along Right; Irrevocable Proxy and Power of Attorney.

(a)       Actions to be Taken. In the event that the holders of at least a majority of the outstanding capital stock of the Company (voting together on an as-converted to Common Stock basis) (the “Electing Holders”) approve a “Change in Control” (as defined in the Plan), then Stockholder hereby agrees:

(i)       with respect to all Shares that Stockholder owns or over which Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Change in Control (together with any related amendment or restatement to the Company’s certificate of incorporation then in effect required to implement such Change in Control) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Change in Control;

(ii)       if such transaction is a sale of stock, to sell the same proportion of shares of capital stock of the Company beneficially held by Stockholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their shares, and on the same terms and conditions as the other stockholders of the Company;

(iii)       to execute and deliver all related documentation and take such other action in support of the Change in Control as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv)       not to deposit, and to cause Stockholder’s Affiliates (as defined below) not to deposit, except as provided in this Section 3, any Shares owned by Stockholder or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Change in Control;

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(v)       to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Change in Control, or (ii); asserting any claim or commencing any suit (x) challenging the Change in Control or this Agreement, or (y) alleging a breach of any fiduciary duty of the Electing Holders or any Affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Change in Control, or the consummation of the transactions contemplated thereby;

(vi)       if the consideration to be paid in exchange for the Shares pursuant to this Section 4 includes any securities or other consideration that would under applicable law require (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the “Securities Act” (as defined in the Plan), the Company may cause to be paid to Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(vii)       in the event that the Electing Holders, in connection with such Change in Control, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting Stockholder under the applicable definitive transaction agreements following consummation of such Change in Control, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Change in Control and its related service as the representative of Stockholder, and (y) not to assert any claim or commence any suit against Stockholder Representative or any other Person with respect to any action or inaction taken or failed to be taken by Stockholder Representative, within the scope of Stockholder Representative’s authority, in connection with its service as Stockholder Representative, absent fraud, bad faith, or willful misconduct.

For purposes of this Agreement, “Affiliate” shall mean, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with such Person; and “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

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(b)       Irrevocable Proxy and Power of Attorney. Stockholder hereby constitutes and appoints as proxy and hereby grants a power of attorney to the Secretary of the Company, and a designee of the Electing Holders, and each of them, with full power of substitution, with respect to votes regarding any Change in Control pursuant to Section 3 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Section 3, all of such party’s shares of Common Stock in approval of any Change in Control pursuant to and in accordance with the terms and provisions of this Section 3 or to take any action reasonably necessary to effect this Section 3. Each of the proxy and power of attorney granted pursuant to this Section 3(b) shall be irrevocable unless and until such obligations expire in accordance with Section 4.

4.       Termination of Repurchase Option, Right of First Refusal, Drag-Along Right. Section 1 (solely with respect to Vested Shares), Section 2 and Section 3 of this Agreement shall terminate upon the closing of the first public offering of securities of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 (a “Company IPO”).

5.       Market Stand-Off; Agreement to Lock-Up. Stockholder hereby agrees that he will not, without the prior written consent of the managing underwriter, during the period commencing on the date of a Company IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company capital stock held immediately prior to the effectiveness of the registration statement for the Company IPO; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Company capital stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Company capital stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with a Company IPO are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in a Company IPO that are consistent with this Section 5 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Company capital stock of Stockholder (and transferees and assignees thereof) until the end of such restricted period.

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6.       Restrictive Legends. All certificates representing the Restricted Stock will have endorsed legends in substantially the following form (in addition to any other legend which may be required by other agreements between the parties to this Agreement or by applicable law):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION AND CERTAIN RESTRICTIONS SET FORTH IN A STOCK RESTRICTION AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Company will remove or cause the removal of the foregoing legends as and to the extent of the lapse of the applicable restrictions.

7.       Refusal to Transfer. The Company will not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement, the Original Agreement or the Plan, or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

8.       Company’s Right to Defer Payments. Notwithstanding anything herein to the contrary, no payment shall be made under this Agreement, or under any promissory note issued by the Company pursuant to this Agreement, that would cause the Company to violate any banking agreement or loan or other financial covenant or cause default of any senior indebtedness of the Company, regardless of when such agreement, covenant or indebtedness was created, incurred or assumed. Any payment under this Agreement that would cause such violation or default shall be deferred until, in the sole discretion of the Company’s Board of Directors, such payment shall no longer cause any such violation or default. Any payment deferred in consequence of the provisions of the preceding sentence shall bear simple interest from the date such payment would otherwise have been made to the date when such payment is actually made, at a rate which is equal to the prime rate of interest published in the Wall Street Journal from time-to-time during the period of such deferral, but in no event shall such rate of interest exceed ten percent (10%) per annum. The Company shall pay interest at the same time as it makes the payment to which such interest relates.

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9.       Service. Neither this Agreement nor any action taken hereunder shall be construed as giving Stockholder any right of continuing service with the Company or any of its Affiliates, including without limitation Heat Biologics, Inc.

10.       Section 83(b) Election. Stockholder hereby acknowledges that Stockholder has been informed that Stockholder may file an election with the Internal Revenue Service, within 30 days of the exercise of the Option, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Shares and their fair market value on the date of exercise of the Option. Absent such an election, taxable income will be measured and recognized by Stockholder at the time or times at which the Shares become Vested Shares. The Stockholder is strongly encouraged to seek the advice of his or her own tax consultant in connection with the issuance of the Shares and the advisability of filing of the election under Section 83(b) of the Code. SHAREHOLDER ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S RESPONSIBILITY, BUT RATHER IS SHAREHOLDER’S SOLE RESPONSIBILITY, TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY. If Stockholder files an election under Section 83(b) of the Code, Stockholder shall promptly furnish the Company with a copy of the election.

11.       Miscellaneous.

(a)       Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the other party to this Agreement at such party’s address set forth on the signature page to this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party to this Agreement.

(b)       Adjustments to Shares. If, from time to time, there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property (including cash) to which Stockholder is entitled by reason of Stockholder’s ownership of Shares will be immediately subject to the terms and conditions of this Agreement, including without limitation the Repurchase Option, with the same force and effect as the Shares then subject to this Agreement.

(c)       Governing Law. This Agreement, and all matters arising directly or indirectly from this Agreement, will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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(d)       Entire Agreement; Amendment. This Agreement (including the exhibits to this Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties to this Agreement.

(e)       Successors and Assigns. This Agreement will inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth in this Agreement, be binding upon Stockholder, Stockholder’s successors, and assigns. The Repurchase Option of the Company under this Agreement shall be assignable by the Company to any Person at any time or from time to time, in whole or in part.

(f)       Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(g)       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Stockholder.

(h)       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(i)       Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[Corporation]

By:
Name:
Title:

STOCKHOLDER

Name:

Signature Page to Stock Restriction Agreement ({Corporation})